Exhibit 23.3

John T. Boyd Company
Mining and Geological Consultants

April 22 , 2008

We hereby consent to the references to our firm, in the context in which they appear, and to our resource estimates as of June 30, 2007, included in the Annual Report on Form 10-K /A of Songzai International Holding Group, Inc. for the fiscal year ended December 31, 2007. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, to our resource estimates as of June 30, 2007, in accordance with the requirements of the Securities Act of 1933, as amended.

Respectfully Submitted,

JOHN T.  BOYD COMPANY

/s/ John T. Boyd

By:  John T. Boyd II
President & Chief Executive Officer